Filed Pursuant to Rule 424(b)(2)
Registration No. 333-192641

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 3, 2013)

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Northwest Natural Gas Company (NW Natural) intends to offer from time to time its secured medium-term notes and unsecured medium-term notes. The secured medium-term notes will be secured by a mortgage that constitutes a first mortgage lien on certain gas properties owned from time to time by NW Natural. The unsecured medium-term notes will consist of notes or other unsecured evidences of indebtedness. We will refer to the secured medium-term notes and unsecured medium-term notes in this prospectus supplement collectively as the Medium-Term Notes.

The Medium-Term Notes will be offered on terms to be decided at the time of sale. NW Natural will provide specific terms of the Medium-Term Notes, including their offering prices, interest rates and maturities, in pricing supplements to this prospectus supplement. The pricing supplements may also add, update or change information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any pricing supplement carefully before you invest.

The Medium-Term Notes are not expected to be listed on any securities exchange. There can be no assurance that there will be a secondary market for the Medium-Term Notes or liquidity on the secondary market if one develops.

NW Natural may offer the Medium-Term Notes directly or through underwriters, agents or dealers. The pricing supplements will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section on page S-10 of this prospectus supplement also provides more information on this topic.

NW Natural may sell the Medium-Term Notes to the agents as principals for resale at varying or fixed offering prices or through the agents as agents using their reasonable best efforts on NW Natural’s behalf. Unless otherwise specified in the pricing supplement, the price to the public for the Medium-Term Notes will be 100% of the principal amount. NW Natural may also sell the Medium-Term Notes directly to investors without the assistance of the agents (whether acting as principal or as agent).

Please see the discussion of risk factors contained in NW Natural’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus supplement, for a description of certain factors you should consider before purchasing any of the Medium-Term Notes being offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Banc of America Securities LLC			UBS Investment Bank
J.P. Morgan	Piper Jaffray			Wells Fargo
US Bancorp	Mitsubishi UFJ Securities	RBC Capital Markets	CIBC	TD Securities

The date of this prospectus supplement is May 2, 2014.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents that have been incorporated by reference. NW Natural has not authorized anyone to provide you with different information. NW Natural is not making an offer of the Medium-Term Notes in any state which does not permit their offer or sale. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus, as well as the information NW Natural has previously filed with the Securities and Exchange Commission that NW Natural incorporates by reference, is accurate as of any date other than the date thereof. If information in this prospectus supplement updates information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

PROSPECTUS SUPPLEMENT

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-10

EXPERTS	S-12

LEGALITY	S-12

PROSPECTUS

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES	12

DESCRIPTION OF PREFERRED STOCK	12

DESCRIPTION OF COMMON STOCK	13

PLAN OF DISTRIBUTION	16

EXPERTS	17

LEGALITY	17

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus provide you with a general description of the Medium-Term Notes we may offer. Each time we sell Medium-Term Notes, we will provide a pricing supplement containing specific information about the Medium-Term Notes being offered. The pricing supplement may also add, update or change the information contained in this prospectus supplement. If there is any inconsistency between the information in this prospectus supplement and any pricing supplement, you should rely on the information in that pricing supplement. You should read this prospectus supplement and any applicable pricing supplement together with the additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

NW NATURAL

Northwest Natural Gas Company was incorporated under the laws of Oregon in 1910. The company and its predecessors have supplied gas service to the public since 1859 and since September 1997, it has been doing business as NW Natural. NW Natural’s executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is 503-226-4211.

NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington to approximately 700,000 customers. The Public Utility Commission of Oregon (OPUC) has allocated to NW Natural as its exclusive service area a major portion of western Oregon, including the Portland metropolitan area, most of the Willamette Valley and the coastal area from Astoria to Coos Bay. NW Natural also holds certificates from the Washington Utilities and Transportation Commission (WUTC) granting it exclusive rights to serve portions of three southwest Washington counties bordering the Columbia River. In total, we provide natural gas service to over 100 cities in 18 Oregon counties with an estimated population of 3.4 million in our service territory.

USE OF PROCEEDS

The net proceeds to be received by NW Natural from the sale of the Medium-Term Notes will be added to the general funds of NW Natural and used for corporate purposes, primarily to fund, in part, NW Natural’s ongoing utility construction program. A portion of the net proceeds may be used to reduce NW Natural’s short-term indebtedness (commercial paper), which was generally incurred to fund the utility construction program. As of May 1, 2014, NW Natural had approximately $28 million of short-term indebtedness outstanding, with a weighted average maturity of approximately 7 days and bearing a weighted average interest rate of approximately 0.21%.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges, calculated according to the rules set forth under the Securities Act, for the following periods were:

Three Months Ended	Twelve Months Ended	Year Ended
March 31,	March 31,	December 31,
2014	2014	2013	2012	2011	2010	2009
6.36(1)	3.17	3.16	3.26	3.38	3.71	3.84
(1)	A significant part of the business of NW Natural is seasonal in nature; therefore, the ratio of earnings to fixed charges for an interim period is not indicative of the results of the full year.

For the purpose of calculating these ratios, earnings consist of net income before taxes plus fixed charges. Fixed charges consist of interest on all indebtedness, the amortization of debt expense and discount or premium and the estimated interest portion of rentals charged to income.

DESCRIPTION OF THE SECURED NOTES

General

The secured notes, which are a series of NW Natural’s First Mortgage Bonds (First Mortgage Bonds), are to be issued under NW Natural’s Mortgage and Deed of Trust, dated as of July 1, 1946, to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (the Corporate Trustee) and Stanley Burg (successor to R.G. Page and J.C. Kennedy), as trustees (together, Mortgage Trustees), which has been amended and supplemented in the past and which may be supplemented again by one or more supplemental indentures relating to the secured notes. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus supplement as the “Mortgage.”

Material terms of the secured notes and the First Mortgage Bonds are summarized below and in “Description of the Bonds” in the accompanying prospectus. The Mortgage was filed with the SEC and you should read the Mortgage for provisions that may be important to you. The statements concerning the secured notes, First Mortgage Bonds and the Mortgage in this “Description of the Secured Notes” and the “Description of the Bonds” in the accompanying prospectus make use of terms defined in the Mortgage and are qualified in their entirety by express reference to the cited sections and articles. Certain of these terms may be changed with respect to any secured note by the applicable pricing supplement, which should be read in conjunction with this description.

The secured notes will be offered on a continuing basis and each secured note will mature on such date, not less than one year or more than 30 years from its date of issue, as selected by the purchaser and agreed to by NW Natural.

The pricing supplement relating to each secured note will set forth the principal amount, interest rate, interest payment dates, record dates, issue price and agent’s commission or discount, original issue and maturity dates, redemption or repayment provisions, if any, and other material terms of such secured note.

Interest

Unless otherwise specified in the pricing supplement relating to any secured note, interest on such secured note will be payable semi-annually in arrears on June 1 and December 1 of each year and at maturity.

Unless otherwise specified in the pricing supplement relating to any secured note, interest payable on any interest payment date for any secured note will be paid to the person in whose name such secured note is registered on the record date with respect to such interest payment date, which shall be the May 15 or November 15 (whether or not a business day), as the case may be, immediately preceding such interest payment date; provided that, (i) if the original issue date of any secured note is after a record date and before the corresponding interest payment date, such secured note shall bear interest from the original issue date, but payment of interest shall commence on the second interest payment date following the original issue date, and (ii) interest payable on the maturity date will be paid to the person to whom the principal thereof is paid.

Unless otherwise indicated in the applicable pricing supplement, interest on the secured notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Form, Exchange and Payment

The secured notes will be issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The secured notes will be exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto. Principal, premium, if any, and interest will be payable at such office. (See Twentieth Supplemental Indenture, Section 1.01.) However, if the secured notes are held by The Depository Trust Company (“DTC”) or its nominee, owners of beneficial interests in the secured notes will not be entitled to have any individual secured notes registered in their names, and transfers of beneficial interests and payments of principal, premium, if any, and interest will be made as described herein under “Book-Entry System”.

Redemption

Optional Redemption at Fixed Redemption Prices

To the extent, if any, provided in the pricing supplement relating to any secured note, such secured note will be redeemable, on 30 days’ notice, in whole or in part, at any time on or after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable pricing supplement. On or after the initial redemption date, such secured note will be redeemable in whole or in part, at the option of NW Natural, at a redemption price determined in accordance with the following paragraph or as described in the related pricing supplement, plus accrued interest to the redemption date.

Unless otherwise specified in the pricing supplement relating to any secured note, the redemption price for each secured note subject to redemption shall, for the twelve-month period commencing on the initial redemption date, be equal to a certain percentage of the principal amount of such secured note and thereafter, shall decline for the twelve-month period commencing on each anniversary of the initial redemption date by a percentage of the principal amount (Reduction Percentage) until the redemption price shall be 100% of the principal amount. The initial redemption date and price and any Reduction Percentage with respect to each secured note subject to redemption will be fixed at the time of sale and set forth in the applicable pricing supplement.

If so specified in the pricing supplement relating to any secured note, NW Natural may not, prior to the redemption limitation date, if any, set forth in such pricing supplement, redeem such secured note as described above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to NW Natural (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to NW Natural (similarly calculated) of such secured note.

Optional Redemption at Make-Whole Redemption Price

To the extent, if any, provided in the pricing supplement relating to any secured note, such secured note will be redeemable, on 30 days’ notice, in whole or in part, at the option of NW Natural, at any time, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Make-Whole Spread, plus, in each case, accrued interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Make-Whole Spread” means the amount, expressed as a percentage, fixed at the time of sale and set forth in the applicable pricing supplement.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the secured notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such secured notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by NW Natural.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of the investment banking firms or their affiliates which are primary U.S. Government securities dealers and which are appointed by NW Natural as Reference Treasury Dealers, and their respective successors; provided, however, that NW Natural shall appoint at least five Reference Treasury Dealers, and if, at the time of any determination of the Treasury Rate, there shall be less than five Reference Treasury Dealers which are, or whose affiliates are, primary U.S. Government securities dealers in the United States (each a “Primary Treasury Dealer”), then NW Natural shall appoint one or more additional investment banking firms which are, or whose affiliates are, Primary Treasury Dealers as Reference Treasury Dealers.

Redemption - General

If, at the time the notice of redemption shall be given, the redemption money has not been deposited with the Corporate Trustee, the redemption may be made subject to the receipt of such money before the redemption date, and such notice shall be of no effect unless such money is so received.

Unless otherwise indicated in the applicable pricing supplement, the secured notes will not be subject to any sinking fund.

Provisions for Maintenance of Property

While the Mortgage contains provisions for the maintenance of the Mortgaged and Pledged Property (as defined in the Mortgage), the Mortgage does not permit redemption of secured notes pursuant to these provisions.

Repayment at Option of Holder

To the extent, if any, provided in the pricing supplement relating to any secured note, such secured note will be repayable by NW Natural at the option of the registered holder thereof on the date specified in such pricing supplement (Repayment Date), at a price equal to a percentage of the principal amount of such secured note specified in such pricing supplement (Repayment Price), plus accrued interest to the date of repayment.

For any secured note to be repaid, NW Natural must receive such secured note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Corporate Trustee), within the period (Election Period) commencing at the opening of business and ending at the close of business on the dates specified in the pricing supplement relating to such secured note (provided that, if the last day of the Election Period shall not be a business day, the Election Period shall end at the close of business on the next succeeding business day), together with the form entitled “Option to Elect Repayment” on the reverse of, or otherwise accompanying, such secured note duly completed. Any such election so received by NW Natural within such Election Period shall be irrevocable.

The repayment option may be exercised by the registered holder of a secured note for less than the entire principal amount of such secured note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any secured note for repayment will be determined by the Corporate Trustee, whose determination will be final and binding.

So long as DTC or DTC’s nominee is the registered holder of the secured notes, DTC or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with DTC’s repayment procedures in effect at the time. See “Book-Entry System.” In order to ensure that DTC or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the secured notes, the beneficial owner of such interest must instruct the broker or other participant through which it holds such interest to notify DTC of its election to exercise the repayment option. In addition, the beneficial owner must effect delivery of such interest at the time such notice of election is given to DTC by causing the broker or other participant through which it holds such interest to transfer such interest on DTC’s records to the Corporate Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner of secured notes should consult the broker or other participant through which it holds an interest in the secured notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to DTC.

For a description of additional terms of the First Mortgage Bonds and the Mortgage please refer to “Description of the Bonds” in the accompanying prospectus.

DESCRIPTION OF THE UNSECURED NOTES

General

The unsecured notes are to be issued under an Indenture, dated as of June 1, 1991 (Indenture), between NW Natural and Deutsche Bank Trust Company Americas, as trustee (Indenture Trustee) and are a series of “Indenture Securities” as described in the accompanying prospectus.

Material terms of the unsecured notes and the Indenture Securities are summarized below and in “Description of the Unsecured Debt Securities” in the accompanying prospectus. The Indenture was filed with the SEC and you should read the Indenture for provisions that may be important to you. The statements concerning the unsecured notes, the Indenture Securities and the Indenture in this “Description of the Unsecured Notes” and in the “Description of the Unsecured Debt Securities” in the accompanying prospectus make use of terms defined in the Indenture and are qualified in their entirety by express reference to the cited sections and articles. Certain of these terms may be changed with respect to any unsecured note by the applicable pricing supplement, which should be read in conjunction with this description.

The unsecured notes will be offered on a continuing basis, and each unsecured note will mature on such date, not less than one year nor more than 30 years from its date of issue, as selected by the purchaser and agreed to by NW Natural.

The pricing supplement relating to any unsecured note will include the principal amount, interest rate, interest payment dates, regular record dates, issue price and agent’s commission or discount, original issue and maturity dates, redemption or repayment provisions, if any, and other material terms of such unsecured note.

Interest

Unless otherwise specified in the pricing supplement relating to any unsecured note, interest on such unsecured note will be payable semi-annually in arrears on June 1 and December 1 of each year and at maturity.

Unless otherwise specified in the pricing supplement relating to any unsecured note, interest payable on any interest payment date for any unsecured note will be paid to the person in whose name such unsecured note is registered on the record date with respect to such interest payment date, which shall be the May 15 or November 15 (whether or not a business day), as the case may be, immediately before such interest payment date; provided that, (i) if the original issue date of any unsecured note is after a record date and before the corresponding interest payment date, such unsecured note will bear interest from the original issue date but payment of interest shall commence on the second interest payment date following the original issue date, and (ii) interest payable on the maturity date will be paid to the person to whom the principal thereof is paid.

Unless otherwise indicated in the applicable pricing supplement, interest on the unsecured notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. (See Indenture, Section 310).

Form, Exchange and Payment

The unsecured notes will be issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The unsecured notes will be exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto. Principal, premium, if any, and interest will be payable at such office. Notwithstanding the foregoing, for so long as the unsecured notes shall be held by DTC or its nominee, owners of beneficial interests in the unsecured notes will not be entitled to have any individual unsecured notes registered in their names, and transfers of beneficial interests and payments of principal, premium, if any, and interest will be made as described herein under “Book-Entry System”.

Redemption

Optional Redemption at Fixed Redemption Prices

To the extent, if any, provided in the pricing supplement relating to any unsecured note, such unsecured note will be redeemable, on not less than 30 days’ notice, in whole or in part, at any time on or after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable pricing supplement. On or after the initial redemption date, such unsecured note will be redeemable in whole or in part, at the option of NW Natural, at a redemption price determined in accordance with the following paragraph or as described in the related pricing supplement, plus accrued interest to the redemption date.

The redemption price for each unsecured note subject to redemption shall, for the twelve-month period commencing on the initial redemption date, be equal to a certain percentage of the principal amount of such unsecured note and, thereafter, shall decline for the twelve-month period commencing on each anniversary of the initial redemption date by a percentage of the principal amount (Reduction Percentage) until the redemption price shall be 100% of the principal amount. The initial redemption price and date and any Reduction Percentage with respect to each unsecured note subject to redemption will be fixed at the time of sale and set forth in the applicable pricing supplement.

If so specified in the pricing supplement relating to any unsecured note, NW Natural may not, prior to the redemption limitation date, if any, set forth in such pricing supplement, redeem such unsecured note as described above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to NW Natural (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to NW Natural (similarly calculated) of such unsecured note.

Optional Redemption at Make-Whole Redemption Price

To the extent, if any, provided in the pricing supplement relating to any unsecured note, such unsecured note will be redeemable, on 30 days’ notice, in whole or in part, at the option of NW Natural, at any time, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Make-Whole Spread, plus, in each case, accrued interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Make-Whole Spread” means the amount, expressed as a percentage, fixed at the time of sale and set forth in the applicable pricing supplement.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the unsecured notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such unsecured notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by NW Natural.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of the investment banking firms or their affiliates which are primary U.S. Government securities dealers and which are appointed by NW Natural as Reference Treasury Dealers, and their respective successors; provided, however, that NW Natural shall appoint at least five Reference Treasury Dealers, and if, at the time of any determination of the Treasury Rate, there shall be less than five Reference Treasury Dealers which are, or whose affiliates are, primary U.S. Government securities dealers in the United States (each a “Primary Treasury Dealer”), then NW Natural shall appoint one or more additional investment banking firms which are, or whose affiliates are, Primary Treasury Dealers as Reference Treasury Dealers.

Redemption - General

If, at the time the notice of redemption shall be given, the redemption money has not been deposited with the Indenture Trustee, the redemption shall be made subject to the receipt of such money on or before the redemption date, and such notice shall be of no effect unless such money shall be so received. (See Indenture, Article Four.)

Unless otherwise indicated in the applicable pricing supplement, the unsecured notes will not be subject to any sinking fund.

Repayment at Option of Holder

To the extent, if any, provided in the pricing supplement relating to any unsecured note, such unsecured note will be repayable by NW Natural at the option of the registered holder thereof on the date of repayment specified in such pricing supplement at a repayment price equal to a percentage of the principal amount of such unsecured note specified in such pricing supplement, plus accrued interest to the date of repayment.

For any unsecured note to be repaid, NW Natural must receive such unsecured note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Indenture Trustee), within the period (Election Period) commencing at the opening of business and ending at the close of business on the dates specified in the pricing supplement relating to such unsecured note (provided that, if the last day of the Election Period shall not be a business day, the Election Period shall end at the close of business on the next succeeding business day), together with the form entitled “Option to Elect Repayment” on the reverse of, or otherwise accompanying, such unsecured note duly completed.

Any such election so received by NW Natural within such Election Period shall be irrevocable. The repayment option may be exercised by the registered holder of an unsecured note for less than the entire principal amount of such unsecured note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any unsecured note for repayment will be determined by the Indenture Trustee, whose determination will be final and binding.

So long as DTC or DTC’s nominee is the registered holder of the unsecured notes, DTC or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with DTC’s repayment procedures in effect at the time. See “Book-Entry System.” In order to ensure that DTC or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the unsecured notes, the beneficial owner of such interest must instruct the broker or other participant through which it holds such interest to notify DTC of its election to exercise the repayment option. In addition, the beneficial owner of unsecured notes must effect delivery of such interest at the time such notice of election is given to DTC by causing the broker or other participant through which it holds such interest to transfer such interest on DTC’s records to the Indenture Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner of unsecured notes should consult the broker or other participant through which it holds an interest in the unsecured notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to DTC.

For a description of additional terms of the unsecured notes and the Indenture Securities please refer to “Description of the Unsecured Debt Securities” in the accompanying prospectus.

BOOK-ENTRY SYSTEM

DTC, New York, NY, will act as securities depository for the Medium-Term Notes. The Medium-Term Notes will be issued as fully-registered Medium-Term Notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission.

Purchases of Medium-Term Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Medium-Term Notes on DTC’s records. The ownership interest of each actual purchaser of each Medium-Term Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Medium-Term Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Medium-Term Notes, except in the event that use of the book-entry system for the Medium-Term Notes is discontinued.

To facilitate subsequent transfers, all Medium-Term Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Medium-Term Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Medium-Term Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Medium-Term Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Medium-Term Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Medium-Term Notes, such as redemptions, tenders, defaults, and proposed amendments to the Medium-Term Notes documents. For example, Beneficial Owners of Medium-Term Notes may wish to ascertain that the nominee holding the Medium-Term Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Medium-Term Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Medium-Term Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to NW Natural as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Medium-Term Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of redemption proceeds, principal of and interest on the Medium-Term Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from NW Natural on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, or NW Natural, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of NW Natural, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Medium-Term Notes at any time by giving reasonable notice to NW Natural. Under such circumstances, in the event that a successor depository is not obtained, Medium-Term Note certificates are required to be printed and delivered.

NW Natural may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Medium-Term Note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that NW Natural believes to be reliable, but NW Natural takes no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Medium-Term Notes are being offered on a continuing basis for sale by NW Natural through the agents which have agreed to use their reasonable best efforts to solicit purchases of the Medium-Term Notes. The initial agents are Banc of America Securities LLC, UBS Securities LLC, J.P. Morgan Securities Inc., Piper Jaffray & Co., Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc., Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC, CIBC World Markets Corp. and TD Securities (USA) LLC. Should NW Natural designate other persons to act as agents, the names of such persons will be disclosed in a pricing supplement. NW Natural will pay each agent a commission which, depending on the maturity of the Medium-Term Notes, will range from 0.150% to 0.750% of the principal amount of any Medium-Term Note sold through such agent.

NW Natural may also sell Medium-Term Notes to any agent, as principal, at a discount from the principal amount thereof, and the agent may later resell such Medium-Term Notes to investors and other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such agent or, if so agreed, at a fixed public offering price. In the case of sales to any agent as principal, such agent may utilize a selling or dealer group in connection with resales. An agent may sell Medium-Term Notes it has purchased as principal to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such agent from NW Natural.

After the initial public offering of Medium-Term Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed.

The Medium-Term Notes also may be sold by NW Natural directly to purchasers. No commission will be payable to the agents on Medium-Term Notes sold directly by NW Natural.

NW Natural reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject, in whole or in part, offers to purchase Medium-Term Notes whether placed directly with NW Natural or through one of the agents. Each agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Medium-Term Notes received by it, in whole or in part.

Payment of the purchase price of the Medium-Term Notes will be required to be made in immediately available funds in New York City on the date of settlement.

No Medium-Term Note will have an established trading market when issued. The Medium-Term Notes are not expected to be listed on any securities exchange. Each of the agents may from time to time purchase and sell Medium-Term Notes in the secondary market, but is not obligated to do so. There can be no assurance that there will be a secondary market for the Medium-Term Notes or liquidity in the secondary market if one develops. From time to time, each of the agents may make a market in the Medium-Term Notes.

In connection with certain types of offers and sales of Medium-Term Notes, SEC rules permit the agents to engage in certain transactions that stabilize the price of such Medium-Term Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Medium-Term Notes.

If the agents create a short position in any Medium-Term Notes in connection with certain types of offers and sales, i.e., if they sell more Medium-Term Notes than are set forth in the applicable pricing supplement, the agents may reduce that short position by purchasing Medium-Term Notes in the open market.

In connection with certain types of offers and sales, the agents may also impose a penalty bid on certain agents and selling group members. This means that if the agents purchase Medium-Term Notes in the open market to reduce the agents’ short position or to stabilize the price of the Medium-Term Notes, they may reclaim the amount of selling concession from the agents and selling group members who sold these Medium-Term Notes as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither NW Natural nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Medium-Term Notes. In addition, neither NW Natural nor any agent makes any representation that the agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act. NW Natural has agreed to indemnify each of the agents against, or to make contributions relating to, certain liabilities, including liabilities under such Act. NW Natural has agreed to reimburse each of the agents for certain expenses. Each of the agents may engage in transactions with, or perform services for, NW Natural in the ordinary course of business.

Conflicts of Interest

Certain agents or their affiliates may receive more than 5% of the net proceeds of this offering. See “Use of Proceeds”. Accordingly, this offering is being made in compliance with Financial Industry Regulatory Authority Rule 5121. Because the Medium-Term Notes are rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the Medium-Term Notes will be passed upon for NW Natural by Margaret D. Kirkpatrick, Esquire, General Counsel of NW Natural, and by Morgan, Lewis & Bockius LLP, New York, New York. Ms. Kirkpatrick may rely upon the opinion of Morgan, Lewis & Bockius LLP, as to certain legal matters arising under New York law and upon the opinion of Stoel Rives LLP, Portland, Oregon, as to certain legal matters arising under Oregon law. Morgan, Lewis & Bockius LLP may rely upon the opinions of Ms. Kirkpatrick and Stoel Rives LLP, Portland, Oregon, as to all legal matters arising under Oregon law, and Ms. Kirkpatrick and Morgan, Lewis & Bockius LLP may rely upon the opinion of Stoel Rives LLP, Portland, Oregon, as to all legal matters arising under Washington law.

PROSPECTUS

NORTHWEST NATURAL GAS COMPANY

DEBT SECURITIES

JUNIOR SUBORDINATED DEBENTURES

PREFERRED STOCK

COMMON STOCK

Northwest Natural Gas Company, or NW Natural, may offer any combination of the securities described in this prospectus in one or more offerings from time to time and in amounts authorized from time to time. NW Natural will provide specific terms of its securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

NW Natural’s common stock is listed on the New York Stock Exchange and trades under the symbol “NWN.”

NW Natural may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section on page 16 of this prospectus also provides more information on this topic.

See the discussion of risk factors on page 2 of this prospectus and as contained in NW Natural’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

NW Natural’s principal executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, and its telephone number is (503) 226-4211.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that NW Natural filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, NW Natural, from time to time, may sell any combination of the securities described in this prospectus in one or more offerings. NW Natural may offer any of the following securities: Debt Securities, Junior Subordinated Debentures, Common Stock or Preferred Stock.

This prospectus provides you with a general description of the securities that NW Natural may offer. Each time NW Natural sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

NW Natural files annual, quarterly and other reports and other information with the SEC. Reports, proxy statements and other information filed by NW Natural can be read and copied at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Natural. NW Natural also maintains a Web site (http://www.nwnatural.com). Information contained on NW Natural’s Web site does not constitute part of this prospectus.

The SEC allows NW Natural to “incorporate by reference” the information that NW Natural files with the SEC, which means that NW Natural may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. NW Natural is incorporating by reference the documents listed below (other than any portions of such documents that are deemed to be furnished and not filed) and any future filings NW Natural makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), until NW Natural sells all of the securities described in this prospectus. Information that NW Natural files in the future with the SEC will automatically update and supersede this information.

•	NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2012.

•	NW Natural’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2013.

•	NW Natural’s Current Reports on Form 8-K filed with the SEC on March 1, 2013, May 30, 2013, July 11, 2013, August 19, 2013, October 11, 2013 and November 19, 2013.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211.

You should rely only on the information contained, or incorporated by reference, in this prospectus and any prospectus supplement. NW Natural has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. NW Natural is not, and any underwriters, agents or dealers are not, making an offer of these securities or soliciting offers to buy these securities in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This document does, and the documents incorporated herein by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Exchange Act. Although NW Natural believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. The forward-looking statements contained herein and in the incorporated documents may be affected by various uncertainties. For a further discussion of forward-looking statements and of factors which may affect forward-looking statements contained herein and in the incorporated documents, see NW Natural’s most recent Annual Report on Form 10-K and any of its Quarterly Reports on Form 10-Q filed after that Annual Report on Form 10-K.

NW NATURAL

NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington. NW Natural and its predecessors have supplied gas service to the public since 1859. NW Natural’s executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is 503-226-4211.

RISK FACTORS

Investing in the securities involves certain risks. You are urged to read and consider the risk factors described in NW Natural’s annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information NW Natural includes or incorporates by reference in this prospectus. You should also be aware that new risks may emerge in the future at any time, and NW Natural cannot predict such risks or estimate the extent to which they may affect NW Natural’s financial condition or performance. The prospectus supplement applicable to each type or series of securities NW Natural offers may contain a discussion of additional risks applicable to an investment in NW Natural and the particular type of securities NW Natural is offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, the net proceeds to be received by NW Natural from the sale of these securities will be added to the general funds of NW Natural and used for corporate purposes, primarily to fund, in part, NW Natural’s ongoing utility construction program and for general corporate purposes.

The prospectus supplement relating to a particular offering of securities will identify the use of proceeds for that offering.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preference dividends, calculated according to the rules set forth under the Securities Act, for the following periods were:

Period	Ratios(1)
Nine Months Ended September 30, 2013(2)	2.52
Year Ended December 31, 2012	3.26
Year Ended December 31, 2011	3.38
Year Ended December 31, 2010	3.71
Year Ended December 31, 2009	3.84
Year Ended December 31, 2008	3.75

Earnings consist of net income to which has been added taxes on income and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and discount or premium, and the estimated interest portion of rentals charged to income. Preference dividends are the amounts of pre-tax earnings that would be required to pay dividends on any outstanding preference equity securities (which could include any NW Natural preferred stock outstanding for the period).

(1)	NW Natural had no preference equity securities outstanding for any of the periods presented; therefore, the ratios of earnings to fixed charges are the same as the ratios of earnings to combined fixed charges and preference dividends.
(2)	A significant part of the businesses of NW Natural is seasonal in nature; therefore, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for the interim period are not necessarily indicative of the results for a full year.

DESCRIPTION OF DEBT SECURITIES

General

The following sections set forth certain general terms and provisions of NW Natural’s secured, unsecured and junior subordinated debt securities, consisting of first mortgage bonds and debentures, notes or other debt, that NW Natural may offer by this prospectus. NW Natural will describe the particular terms of the debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

DESCRIPTION OF THE BONDS

General

NW Natural will issue its first mortgage bonds, in one or more series, under the Mortgage and Deed of Trust, dated as of July 1, 1946, to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (the Corporate Trustee) and Stanley Burg (successor to R.G. Page and J.C. Kennedy), as trustees (together, the Mortgage Trustees), which has been amended and supplemented in the past and which may be supplemented again by one or more supplemental indentures relating to these securities. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “Mortgage.” All first mortgage bonds issued or to be issued under the Mortgage, including the first mortgage bonds offered by this prospectus, are referred to herein as “First Mortgage Bonds.”

This section briefly summarizes some of the provisions of the First Mortgage Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete. The Mortgage is on file with the SEC and is incorporated by reference in this prospectus. You should read the Mortgage for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

Each series of First Mortgage Bonds may have different terms. NW Natural will include some or all of the following information about a specific series of First Mortgage Bonds in the prospectus supplement relating to those First Mortgage Bonds:

•	the designation of the series and the aggregate principal amount of those First Mortgage Bonds,

•	the interest rate(s) for those First Mortgage Bonds,

•	the currency or currencies in which payment of the principal of and interest on those First Mortgage Bonds may be made,

•	the date(s) on which those First Mortgage Bonds will mature,

•	the dates on which NW Natural will pay the interest on those First Mortgage Bonds and the date from which interest will accrue,

•	the place(s) where the principal of and interest on those First Mortgage Bonds will be payable,

•	whether all or any portion of those First Mortgage Bonds will be issued to a designated depositary,

•	the additional place(s) for the payment of principal or interest or for the registration or transfer of those First Mortgage Bonds,

•	any terms or obligations of NW Natural relating to creation of a sinking fund with respect to those First Mortgage Bonds or permitting conversion of those First Mortgage Bonds into capital stock of NW Natural or another entity,

•	any terms permitting bondholders to exchange those First Mortgage Bonds for other securities,

•	any terms pursuant to which NW Natural may redeem any of those First Mortgage Bonds, and

•	any other terms or provisions relating to those First Mortgage Bonds that are not inconsistent with the provisions of the Mortgage.

Form, Exchange and Payment

Unless otherwise specified in the prospectus supplement relating to First Mortgage Bonds, First Mortgage Bonds will be (1) issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and (2) exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto, and principal, premium, if any, and interest will be payable at such office.

Security

First Mortgage Bonds issued or to be issued under the Mortgage are or will be secured by the Mortgage, which constitutes a first mortgage lien on certain gas utility properties owned from time to time by NW Natural (except as stated below), subject to Excepted Encumbrances, including minor defects and irregularities customarily found in properties of similar size and character.

The following are excepted from the lien of the Mortgage:

(1)	cash and securities,

(2)	certain equipment, apparatus, materials or supplies,

(3)	aircraft, automobiles and other vehicles,

(4)	receivables, contracts, leases and operating agreements,

(5)	timber, minerals, mineral rights and royalties, and

(6)	all Natural Gas and Oil Production Property (See Mortgage, Article I, Section 4).

The Mortgage contains provisions that impose the lien of the Mortgage on property acquired by NW Natural after the date of the Mortgage, other than the excepted property described above and subject to pre-existing liens. However, if NW Natural consolidates, merges or sells substantially all of its assets to another corporation, the lien created by the Mortgage will generally not cover the property of the successor corporation, other than the property it acquires from NW Natural and improvements, extensions, additions, renewals and replacements of that property. (See Mortgage, Article XVI.)

The Mortgage provides that the Mortgage Trustees shall have a lien upon the mortgaged property, prior to that of the First Mortgage Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the First Mortgage Bonds. (See Mortgage, Section 96.)

Issuance of Additional First Mortgage Bonds

First Mortgage Bonds may be issued from time to time on the basis of:

(1)	60% of property additions, after adjustments to offset retirements (See “Modification of the Mortgage—Issuance of Additional First Mortgage Bonds,” below),

(2)	the retirement of First Mortgage Bonds or qualified lien bonds, or

(3)	the deposit of cash.

With certain exceptions in the case of (2) above, the issuance of First Mortgage Bonds must meet an earnings test. The adjusted net earnings before income taxes for 12 consecutive months out of the preceding 15 months must be at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the First Mortgage Bonds being issued, and all indebtedness of prior rank.

Property additions generally include gas, electric, steam or hot water property or gas by-product property acquired after March 31, 1946, but will not include certain assets, including securities, airplanes, automobiles or other vehicles, or natural gas transmission lines or Natural Gas and Oil Production Property. As of September 30, 2013, approximately $775.6 million of property additions were available for use as the basis for the issuance of First Mortgage Bonds. As of September 30, 2013, approximately $198 million of retired First Mortgage Bonds were available for use as the basis for the issuance of First Mortgage Bonds.

The Mortgage contains certain restrictions upon the issuance of First Mortgage Bonds against property subject to liens.

(See Mortgage, Sections 4-7, 20-30 and 46, and Third Supplemental Indenture, Sections 3 and 4.)

Release and Substitution of Property

Property may be released from the lien of the Mortgage on the basis of:

(1)	the deposit of cash or, to a limited extent, purchase money mortgages,

(2)	property additions, or

(3)	the waiver of the right to issue First Mortgage Bonds on the basis of retired First Mortgage Bonds, in each case without applying an earnings test.

Cash so deposited as the basis for a release and cash deposited as the basis for the issuance of additional First Mortgage Bonds may be withdrawn upon the bases stated in (2) and (3) above without applying an earnings test. When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue First Mortgage Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds. (See Mortgage, Sections 5, 31, 32, 37, 46 to 50, 59 to 61, 100 and 118.)

Satisfaction and Discharge of Mortgage

The lien of the Mortgage may be canceled and discharged whenever all indebtedness secured by the Mortgage has been paid. First Mortgage Bonds, or any portion of the principal amount thereof, will, prior to the maturity thereof, be deemed to have been paid for purposes of satisfying the lien of the Mortgage and shall not be deemed to be outstanding for any other purpose of the Mortgage if there shall have been deposited with the Corporate Trustee either:

(1)	moneys in the necessary amount, or

(2)	(a) direct obligations of the government of the United States of America, or

(b)	obligations guaranteed by the government of the United States of America, or

(c)	securities that are backed by obligations of the government of the United States of America as collateral under an arrangement by which the interest and principal payments on the collateral generally flow immediately through to the holder of the security, which in any case are not subject to redemption prior to maturity by anyone other than the holders, and the principal of and the interest on which when due, and without any regard to reinvestment thereof, shall be sufficient to pay when due the principal of, premium, if any, and interest due and to become due on said First Mortgage Bonds or portions thereof on the redemption date or maturity date thereof, as the case may be. (See Mortgage, Section 106 and Thirteenth Supplemental Indenture, Section 3.02.)

Defaults and Notice Thereof

Defaults are:

(1)	default in payment of principal,

(2)	default for 60 days in payment of interest or of installments of funds for the retirement of First Mortgage Bonds,

(3)	certain defaults with respect to qualified lien bonds,

(4)	certain events in bankruptcy, insolvency or reorganization, and

(5)	default for 90 days after notice in the case of a breach of certain other covenants.

The Mortgage Trustees may withhold notice of default (except in payment of principal, interest or any fund for the retirement of First Mortgage Bonds) if they think it is in the interest of the bondholders. (See Mortgage, Sections 65 and 66.)

Holders of 25% of the First Mortgage Bonds may declare the principal and the interest due on default, but a majority may annul such declaration if such default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage without giving the Mortgage Trustees written notice of a default and unless holders of 25% of the First Mortgage Bonds have requested the Mortgage Trustees to act and offered them reasonable opportunity to act and the Mortgage Trustees have failed to act. The Mortgage Trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. Holders of a majority of the First Mortgage Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustees, or exercising any trust or power conferred upon the Mortgage Trustees, but the Mortgage Trustees are not required to follow such direction if not sufficiently indemnified for expenditures. (See Mortgage, Sections 67, 71, 80 and 94.)

Evidence to be Furnished to the Mortgage Trustees

Compliance with the Mortgage provisions is evidenced by written statements of NW Natural’s officers or persons selected by NW Natural. In certain major matters the accountant, engineer, appraiser or other expert must be independent. Various certificates and other papers, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of defaults, are required to be filed annually and upon the occurrence of certain events. (See Mortgage, Sections 38, 41-46 and 121.)

Modification of the Mortgage

The rights of the bondholders may be modified with the consent of holders of 70% of the First Mortgage Bonds and, if less than all series of First Mortgage Bonds are affected, the consent also of holders of 70% of First Mortgage Bonds of each series affected. NW Natural has the right, without any consent or other action by holders of any outstanding series of First Mortgage Bonds, to substitute 66 2/3% for 70%. In general, no modification of the terms of payment of principal and interest, affecting the lien of the Mortgage or reducing the percentage required for modification (except as provided above) will be effective against any bondholder without his or her consent. (See Mortgage, Article XIX and Ninth Supplemental Indenture, Section 6.)

NW Natural has the right to amend the Mortgage, without any consent or other action by holders of any outstanding series of First Mortgage Bonds in the following respects:

Release and Substitution of Property

To permit the release of property at the lesser of its cost or its fair value at the time that such property became funded property, rather than at its fair value at the time of its release; and to facilitate the release of unfunded property. (See Mortgage, Sections 3, 59 and 60 and Eighteenth Supplemental Indenture, Section 2.03.)

Issuance of Additional First Mortgage Bonds

To clarify that:

(1)	for purposes of determining annual interest requirements, interest on First Mortgage Bonds or other indebtedness bearing interest at a variable interest rate shall be computed at the average of the interest rates borne by such First Mortgage Bonds or other indebtedness during the period of calculation or, if such First Mortgage Bonds or other indebtedness shall have been issued after such period or shall be the subject of pending applications, interest shall be computed at the initial rate borne upon issuance; and

(2)	no extraordinary items shall be included in operating expenses or deducted from revenues or other income in calculating adjusted net earnings (see Mortgage, Section 7); and

(3)	to revise the basis for the issuance of additional First Mortgage Bonds from 60% of property additions, after adjustments to offset retirements, to 70%.

(See Mortgage, Sections 25, 26, 59 and 61 and Eighteenth Supplemental Indenture, Sections 2.01 and 2.02.)

The Corporate Trustee

Deutsche Bank Trust Company Americas also serves as the Indenture Trustee under the Indenture under which the Indenture Securities, as defined below, are issued.

DESCRIPTION OF THE UNSECURED DEBT SECURITIES

General

NW Natural will issue its unsecured debt securities, in one or more series, under an Indenture, dated as of June 1, 1991, between NW Natural and Deutsche Bank Trust Company Americas, as trustee (Indenture Trustee). This Indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the “Indenture.” These unsecured debt securities offered by this prospectus are referred to in this prospectus as the “Unsecured Debt Securities.”

The Indenture provides for the issuance of debentures, notes or other debt by NW Natural in an unlimited amount from time to time. The Unsecured Debt Securities and all other debentures, notes or other debt of NW Natural issued or to be issued under the Indenture are collectively referred to in this prospectus as the “Indenture Securities.”

The Indenture does not limit the amount of debt, secured or unsecured, which may be issued by NW Natural.

Indenture Securities will rank equally with all other unsecured and unsubordinated indebtedness of NW Natural. Substantially all of the gas plants, distribution systems and certain other materially important physical properties of NW Natural are subject to the lien of the Mortgage securing the First Mortgage Bonds. (See “Description of the Bonds—Security” and “—Issuance of Additional First Mortgage Bonds”, above.)

This section briefly summarizes some of the provisions of the Unsecured Debt Securities and some of the provisions of the Indenture and uses some terms that are not defined in this prospectus but that are defined in the Indenture. This summary is not complete. The Indenture is on file with the SEC and is incorporated by reference in this prospectus. You should read the Indenture for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

Each series of Unsecured Debt Securities may have different terms. NW Natural will include some or all of the following information about a specific series of Unsecured Debt Securities in the prospectus supplement(s) relating to those Unsecured Debt Securities:

•	the title of those Unsecured Debt Securities,

•	any limit upon the aggregate principal amount of those Unsecured Debt Securities,

•	whether those Unsecured Debt Securities will be offered on a periodic basis, with the specific terms of such Unsecured Debt Securities to be determined upon their issuance.

•	the date(s) on which, and the manner in which, NW Natural will pay the principal of those Unsecured Debt Securities,

•	the rate(s) of interest on those Unsecured Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which NW Natural will pay interest, the record date for any interest payable on any interest payment date, the manner in which such interest shall be payable, and the basis of computation of interest,

•	the place(s) at which or methods by which the registered owners of those Unsecured Debt Securities may transfer or exchange those Unsecured Debt Securities and serve notices and demands to or upon NW Natural,

•	any date(s) on which, the price(s) at which and the terms and conditions upon which those Unsecured Debt Securities may be redeemed, in whole or in part, at the option of NW Natural,

•	any obligation of NW Natural, and the terms and conditions thereof, to redeem or repurchase those Unsecured Debt Securities, pursuant to any sinking fund or other provisions that would obligate NW Natural to repurchase or redeem those Unsecured Debt Securities,

•	the denominations in which NW Natural may issue those Unsecured Debt Securities, if other than denominations of $1,000 and any integral multiple of $1,000,

•	whether the amount of payments of principal of, or premium, if any, or interest on those Unsecured Debt Securities, may be determined with reference to an index, and, if so the manner in which such amounts shall be determined,

•	the portion of the principal amount of those Unsecured Debt Securities that NW Natural will pay upon declaration of acceleration of the maturity of those Unsecured Debt Securities, if other than the entire principal amount of those Unsecured Debt Securities,

•	any events of default with respect to those Unsecured Debt Securities and any covenants of NW Natural for the benefit of the registered owners of those Unsecured Debt Securities, other than those specified in this prospectus,

•	the terms, if any, pursuant to which those Unsecured Debt Securities may be converted into or exchanged for shares of capital stock or other securities of NW Natural or any other entity,

•	the person to whom NW Natural will pay interest on those Unsecured Debt Securities on any interest payment date, if other than the person in whose name those Unsecured Debt Securities are registered at the close of business on the record date for that interest payment,

•	the amount and terms of a service charge, if any, for the registration of transfer or exchange of those Unsecured Debt Securities,

•	any exceptions to the definition of Legal Holiday or variation in the definition of Business Day under the Indenture with respect to those Unsecured Debt Securities,

•	the terms, if any, required to permit those Unsecured Debt Securities to be registered pursuant to a non-certificated system of registration, and

•	any other terms of those Unsecured Debt Securities that are not inconsistent with the provisions of the Indenture.

Form, Exchange and Payment

Unless otherwise specified in the prospectus supplement relating to the Unsecured Debt Securities, the Unsecured Debt Securities will be (1) issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and (2) exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto, and principal, premium, if any, and interest will be payable at such office.

Defeasance

The principal amount of the Unsecured Debt Securities of any series issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of NW Natural in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee, in trust:

(1)	money in an amount which will be sufficient, or

(2)	in the case of a deposit made prior to the maturity of those Unsecured Debt Securities, Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or

(3)	a combination of (1) and (2) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Unsecured Debt Securities of that series that are outstanding. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (See Indenture, Sections 101, 701.)

If NW Natural deposits any money and/or Government Obligations with respect to the Unsecured Debt Securities of any series, or any portion of the principal amount thereof, prior to the maturity or redemption of such Unsecured Debt Securities or such portion of the principal amount thereof, for the satisfaction or discharge of the indebtedness of NW Natural in respect to such Unsecured Debt Securities or such portion thereof as described in Section 701 of the Indenture, NW Natural shall deliver to the Indenture Trustee either:

(1)	an instrument wherein NW Natural, notwithstanding such satisfaction and discharge, shall assume the obligation to irrevocably deposit with the Indenture Trustee such additional sums of money, if any, or additional Government Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Government Obligations previously deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Unsecured Debt Securities or such portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of NW Natural to make additional deposits as described above shall be subject to the delivery to NW Natural by the Indenture Trustee of a notice asserting the amount of such deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Indenture Trustee, showing the calculation thereof, or

(2)	an opinion of counsel to the effect that the holders of such Unsecured Debt Securities, or such portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

In the event that NW Natural shall elect to deliver to the Indenture Trustee an instrument as described in clause (1) of the preceding paragraph in connection with any such deposit of money and/or Government Obligations with the Indenture Trustee, under current applicable United States federal income tax regulations, the holders of such Unsecured Debt Securities, or such portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been effected. There can be no assurance that such United States federal income tax regulations will not change such that, as a result of such deposit and delivery by NW Natural of such instrument, holders of Unsecured Debt Securities may recognize income, gain or loss for United States federal income tax purposes and may not be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been made.

Events of Default and Notice Thereof

Events of default are:

(1)	default for three business days in payment of principal,

(2)	default for 60 days in payment of interest,

(3)	certain events in bankruptcy, insolvency or reorganization,

(4)	default for 90 days after notice in the case of a breach of any other covenant, and

(5)	any other event of default specified with respect to the Indenture Securities of a particular series.

No event of default with respect to a series of Indenture Securities necessarily constitutes an event of default with respect to the Indenture Securities of any other series.

The Indenture Trustee may withhold notice of default (except in payment of principal, interest or any funds for the retirement of Indenture Securities) if it, in good faith, determines that withholding of such notice is in the interest of the holders of the Indenture Securities. (See Indenture, Sections 801 and 903.)

Either the Indenture Trustee or the holders of not less than 33% in principal amount (or such lesser amount as may be provided in the case of discount Indenture Securities) of the outstanding Indenture Securities of all defaulted series, considered as one class, may declare the principal and interest on such series due on default, but NW Natural may annul such default by effecting its cure and paying overdue interest and principal. No holder of Indenture Securities may enforce the Indenture without having given the Indenture Trustee written notice of default, and unless the holders of a majority of the Indenture Securities of all defaulted series, considered as one class, shall have requested the Indenture Trustee to act and offered reasonable indemnity, and for 60 days the Indenture Trustee shall have failed to act. But, each holder has an absolute right to receive payment of principal and interest when due and to institute suit for the enforcement of such payment. The Indenture Trustee is not required to risk its funds or incur any financial liability if it has reasonable grounds to believe that repayment is not reasonably assured.

The holders of a majority of the Indenture Securities of all defaulted series, considered as one class, may direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series, but the Indenture Trustee is not required to follow such direction if not sufficiently indemnified and the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Indenture, Sections 802, 807, 808, 812 and 902.)

Evidence to be Furnished to the Indenture Trustee

Compliance with the Indenture provisions will be evidenced by written statements of NW Natural’s officers. An annual certificate with reference to compliance with the covenants and conditions of the Indenture and the absence of defaults is required to be filed with the Indenture Trustee. (See Indenture, Section 1004.)

Modification of the Indenture

The rights of the holders of the Indenture Securities may be modified with the consent of the holders of a majority of the Indenture Securities of all series or Tranches, as defined below, affected, considered as one class. However, certain specified rights of the holders of Indenture Securities may be modified without the consent of the holders if such modification would not be deemed to adversely affect their interests in any material respect.

In general, no modification of the terms of payment of principal and interest, no reduction of the percentage in principal amount of the Indenture Securities outstanding under such series required to consent to any supplemental indenture or waiver under the Indenture, no reduction of such percentage necessary for quorum and voting, and no modification of certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults is effective against any holder of Indenture Securities without the consent of such holder. “Tranche” means a group of Indenture Securities which are of the same series and have identical terms except as to principal amount and/or date of issuance. (See Indenture, Article Twelve.)

The Indenture Trustee

Deutsche Bank Trust Company Americas also serves as the Corporate Trustee under the Mortgage under which the First Mortgage Bonds are issued.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

NW Natural may issue junior subordinated debentures, in one or more series, under an indenture, between NW Natural and the trustee specified therein. The terms of any junior subordinated debentures will be described in a prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

The following is a summary of certain rights and privileges of NW Natural’s preferred stock, none of which is currently outstanding. This summary description does not purport to be complete. Reference is made to NW Natural’s Amended and Restated Articles of Incorporation, amended as of June 3, 2008, and Bylaws, as amended through May 24, 2012, and any articles of amendment to the Amended and Restated Articles of Incorporation establishing a particular series of preferred stock, which are filed as exhibits to this registration statement, or in the case of any articles of amendment relating to a future series of preferred stock, will be filed with the SEC prior to the issuance of such series, and incorporated herein by reference. The following statements are qualified in their entirety by such references.

The Board of Directors is authorized under NW Natural’s Amended and Restated Articles of Incorporation to provide for the issuance from time to time of preferred stock in one or more series, and as to each series to fix and determine the relative rights and preferences, serial designation, dividend rate, redemption prices, voluntary and involuntary liquidation prices, sinking fund provisions for the redemption or purchase of shares, if any, and conversion provisions, if any, applicable to shares of such series. NW Natural will include some or all of this information about a specific series of preferred stock being offered in the prospectus supplement(s) relating to such series. As used herein, the term “preferred stock” includes all series.

Dividends

Each series of the preferred stock shall be entitled in preference to the common stock to dividends cumulative from the date of issue, at the rate fixed by the Board of Directors, payable quarterly on February 15, May 15, August 15 and November 15 in each year or on such other date or dates as the Board of Directors shall determine.

Voting Rights

Generally, only NW Natural’s common stock has voting rights. The common stock has cumulative voting rights with respect to the election of directors. The preferred stock shall have no right to vote in the election of directors or for any other purpose, except as may be otherwise provided by law or by resolutions establishing any series of preferred stock in accordance with NW Natural’s Amended and Restated Articles of Incorporation.

Certain terms relating to NW Natural’s preferred stock in respect of dividends, liquidation rights, limitations on payment of dividends and voting are discussed below in “Description of Common Stock—Dividends and Liquidation Rights” and “—Dividend Limitations”.

DESCRIPTION OF COMMON STOCK

General

The following is a summary of certain rights and privileges of NW Natural’s common stock. This summary description does not purport to be complete. Reference is made to NW Natural’s Amended and Restated Articles of Incorporation, amended as of June 3, 2008, and Bylaws, as amended through May 24, 2012, which are incorporated herein by reference. The following statements are qualified in their entirety by such references.

Under NW Natural’s Amended and Restated Articles of Incorporation, NW Natural is authorized to issue 100,000,000 shares of common stock and 3,500,000 shares of preferred stock. At October 31, 2013, 27,002,556 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Dividends and Liquidation Rights

Except as hereinafter stated, the common stock is entitled to receive such dividends as are declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. NW Natural has an authorized class of senior capital stock, referred to as preferred stock, none of which is currently outstanding. NW Natural’s preferred stock is entitled in preference to the common stock (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

Dividend Limitations

Should dividends on the preferred stock be in arrears, no dividends on the common stock may be paid or declared. Future series of the preferred stock could contain sinking fund, purchase or redemption obligations under which no dividends on the common stock may be paid or declared while such obligations are in default. Common stock dividends also may be restricted by the provisions of future instruments pursuant to which NW Natural may issue long-term debt.

Voting Rights

Except as provided by law or as described below, only the common stock has voting rights. Cumulative voting is permitted by the Amended and Restated Articles of Incorporation to holders of common stock at elections of directors.

Classification of the Board of Directors

The Board of Directors of NW Natural may consist of not less than 9 nor more than 13 persons, as determined by the Board, divided into three classes as nearly equal in number as possible. The number of directors as of the date of this prospectus is 9. One class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office, to serve until the next annual meeting of shareholders. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a request from a shareholder entitled to vote in the election of directors that such person be nominated and such person’s consent thereto shall be delivered to the Secretary of NW Natural within the time period specified in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors.

Transactions with Related Persons

NW Natural shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of NW Natural) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of NW Natural not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of NW Natural in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of NW Natural that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a “business transaction” includes a merger, consolidation, plan of exchange or recapitalization, a purchase, sale, lease, exchange, transfer, mortgage or other disposition of all or a substantial part (10% or more of the fair market value of the assets) of the property and assets of NW Natural or a related person, an issuance, sale, exchange or other disposition of securities of NW Natural and a liquidation, spin-off or dissolution; a “related person” includes a person, organization or group thereof owning 10% or more of the capital stock of NW Natural; “continuing directors” are those whose nominations for directorship shall have been approved by a majority of the directors in office on April 9, 1984 or by a majority of the then continuing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of NW Natural (other than shares held by related persons).

Preemptive Rights

The holders of the common stock have no preemptive rights.

Other Provisions

The issued and outstanding shares of NW Natural’s common stock are, and the common stock offered hereby will be, fully paid and nonassessable.

Certain Anti-Takeover Matters

NW Natural’s Amended and Restated Articles of Incorporation and Bylaws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of its stock or delaying or preventing a change in its control. The material provisions that may have such an effect include:

•	establishment of a classified Board of Directors, whereby only one-third of the board stands for election each year;

•	limitations on certain business transactions (including mergers, consolidations, plans of exchange) with any person or entity and any persons or entities related thereto who beneficially own 10 percent or more of the capital stock of NW Natural;

•	authorization for NW Natural’s Board of Directors (subject to any applicable law) to issue preferred stock in series and to fix rights and preferences of the series;

•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by NW Natural’s Board of Directors;

•	requirement that holders of not less than two-thirds of the shares entitled to vote are required to remove directors or to amend certain provisions of NW Natural’s Amended and Restated Articles of Incorporation; and

•	requirement that Bylaws may only be amended or repealed by resolution of a majority of the Board of Directors, subject to repeal or change by action of the shareholders.

NW Natural is subject to the provisions of sections 60.825 to 60.845 of the Oregon Business Corporation Act (the “Oregon Business Combinations Act”) which generally provide that in the event a person or entity acquires 15% or more of NW Natural’s voting stock (“interested shareholder”), NW Natural and such interested shareholder and any affiliate may not engage in the following business combinations for a period of three years following the date that person became an interested shareholder:

•	a merger or plan of share exchange;

•	any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of NW Natural’s assets or outstanding capital stock; and

•	transactions that result in the issuance of capital stock to the shareholder that acquired 15% or more of the voting stock.

These restrictions do not apply if:

•	the Board of Directors approved either the business combination or the share acquisition that resulted in the person becoming an interested shareholder before the time such person became an interested shareholder;

•	as a result of the share acquisition, the person became an interested shareholder and 85% owner of the outstanding voting stock, excluding shares owned by persons who are directors and also officers and shares owned by certain employee benefit plans; or

•	on or after the date the person became an interested shareholder, the business combination transaction is approved by the Board of Directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

NW Natural is also subject to the provisions of Sections 60.801 to 60.816 of the Oregon Business Corporation Act (the “Oregon Control Share Act”), which generally provide that a person who acquires voting stock in a transaction which results in such person holding more than 20%, 33-1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by officers and inside directors, and by the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by officers and inside directors. This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33-1/3% and 50%, respectively. The acquiring person may, but is not required to, submit to NW Natural an “acquiring person statement” setting forth certain information about the acquiring person and its plans with respect to NW Natural. The acquiring person statement may also request that NW Natural call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the acquiring person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

The Oregon Control Share Act and the Oregon Business Combinations Act have anti-takeover effects because they will encourage any potential acquirer to negotiate with NW Natural’s Board of Directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. NW Natural has not adopted such a provision.

NW Natural is also subject to Oregon Revised Statutes Chapter 757.511 which generally provides that no person, directly or indirectly, shall acquire the power to exercise any substantial influence over the policies and actions of a public utility without first securing from the Oregon Public Utility Commission (“OPUC”) an order authorizing such acquisition if such person is, or by such acquisition would become, an “affiliated interest” with such public utility as defined by Oregon law. Any applicant requesting such an order bears the burden of showing that granting the application is in the public interest. This provision of Oregon law may have anti-takeover effects by subjecting potential acquisitions to OPUC review and approval.

PLAN OF DISTRIBUTION

NW Natural may sell the securities offered pursuant to this prospectus and one or more prospectus supplements (Offered Securities) in one or more series in any of three ways: (1) through underwriters or dealers; (2) through agents; or (3) directly to a limited number of purchasers or to a single purchaser.

Through Underwriters or Dealers

If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to the Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Offered Securities offered by such prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased.

Through Agents

The Offered Securities may be sold through agents designated by NW Natural from time to time. A prospectus supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which such prospectus supplement is delivered as well as any commissions payable by NW Natural to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

Directly to One or More Purchasers

NW Natural may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

General Information

The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of such Offered Securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such Offered Securities and the proceeds to NW Natural from such sale;

•	any underwriting discounts, agents’ commissions and other items constituting underwriting compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If so indicated in the prospectus supplement with respect to the Offered Securities, NW Natural may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Offered Securities from NW Natural at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in such prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents, underwriters and dealers may be entitled under agreements entered into with NW Natural to indemnification by NW Natural against certain civil liabilities, including certain liabilities under the Securities Act or to contribution by NW Natural with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the securities will be passed upon for NW Natural by Margaret D. Kirkpatrick, Esquire, General Counsel of NW Natural, and by Morgan, Lewis & Bockius LLP, New York, New York. Ms. Kirkpatrick may rely upon the opinion of Morgan, Lewis & Bockius LLP as to certain legal matters arising under New York law. Morgan, Lewis & Bockius LLP may rely upon the opinion of Ms. Kirkpatrick as to certain legal matters arising under Oregon law. Ms. Kirkpatrick is regularly employed by NW Natural, participates in various NW Natural employee benefit plans under which she may receive shares of common stock and currently beneficially owns less than one percent of the outstanding shares of common stock of NW Natural.

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes,

Series B

Unsecured Medium-Term Notes,

Series B

P R O S P E C T U S

S U P P L E M E N T

Banc of America Securities LLC

UBS Investment Bank

J.P. Morgan

Piper Jaffray

Wells Fargo

US Bancorp

Mitsubishi UFJ Securities

RBC Capital Markets

CIBC

TD Securities

May 2, 2014